CounterPath Announces Renewal
of Normal Course Issuer Bid

Company believes its common shares do not adequately reflect their underlying value and will purchase its common shares in the market

VANCOUVER, BC, Canada — March 16, 2016 — CounterPath Corporation (“CounterPath” or the “Company”) (NASDAQ:CPAH) (TSX:CCV) announced today that the Toronto Stock Exchange (“TSX”) has accepted its Notice of an Intention to Make a Normal Course Issuer Bid (“NCIB”) which shall commence on March 21, 2016 and terminate on March 20, 2017, or such earlier date when the maximum number of shares are purchased.

Under the NCIB, the Company may acquire up to an aggregate of 273,864 common shares over the next 12-month period representing approximately 10% of the public float of the Company. Subject to compliance with Rule 10b-18 and other rules of the Securities Exchange Act of 1934, the Company may purchase its common shares pursuant to its current NCIB using the facilities of the NASDAQ, permitting the Company to make larger daily purchases than using only the facilities of the TSX.  There were 4,535,548 common shares of the Company issued and outstanding as of March 1, 2016.

CounterPath believes that its common shares currently trade in a price range that does not adequately reflect their underlying value based on CounterPath’s business prospects.

Purchases subject to this NCIB will be carried out pursuant to open market transactions through the facilities of the TSX, NASDAQ Capital Market or such other stock exchange or quotation system upon which the Company’s shares are then listed or quoted, including other Canadian marketplaces, by National Bank Financial Inc. on behalf of CounterPath in accordance with applicable regulatory requirements.

CounterPath also announces that it has renewed its automatic share purchase plan (the “Plan”) with its broker, National Bank Financial Inc., in order to facilitate purchases of its common shares under the NCIB. Under the Plan, the broker may purchase shares on CounterPath’s behalf under the NCIB at times when CounterPath would ordinarily not be permitted to purchase shares due to internal trading blackout periods, insider trading rules or otherwise. The Plan has been approved by the TSX and will be implemented as of March 21, 2016. Purchases will be made by CounterPath’s broker on the open market based upon the parameters prescribed by the TSX, applicable laws and the terms and conditions of the Plan.

From March 19, 2015 to March 1, 2016, CounterPath purchased 8,250 common shares at a volume weighted average price of C$5.55 on the TSX and 3,010 common shares at a volume weighted average price of US$2.64 on the NASDAQ Capital Market pursuant to its normal course issuer bid.

The Company is permitted to make block purchases once per calendar week in accordance with the rules of the TSX. Daily repurchases under the NCIB will be restricted to 1,000 shares, subject to certain prescribed exemptions. The average daily trading volume is 2,322 shares on the TSX. All common shares purchased by the Company under the NCIB will be returned to treasury and cancelled.

To the knowledge of CounterPath, no director, senior officer or other insider of CounterPath currently intends to sell any common shares under this bid. However, sales by such persons through the facilities of the TSX may occur if the personal circumstances of any such person change or if any such person makes a decision unrelated to these normal course purchases. The benefits to any such person whose shares are purchased would be the same as the benefits available to all other holders whose shares are purchased.

About CounterPath

CounterPath’s Unified Communications solutions are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop, tablet and mobile devices, together with Stretto Platform™ server solutions, enable enterprises, carriers and OEMs around the globe to offer a seamless and unified over-the-top (OTT) communications experience across both fixed and mobile networks. The Bria and Stretto combination enable an improved user experience as an overlay to the most popular telephony and applications servers on the market today enabling a leading voice, video, messaging, presence and collaboration user experience. Standards-based, cost-effective and reliable, CounterPath’s award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as Alcatel-Lucent, Aspect, AT&T, Avaya, BroadSoft, Bosch, Broadview, BT, Cisco Systems, Citi Group, Comcast, Ericsson, Five9, GENBAND, Genesys, MegaPath, NEC, NTT, Network Norway, Rogers and Verizon.

Contacts:
David Karp
Chief Financial Officer
dkarp@counterpath.com
(604) 628-9364